FOR IMMEDIATE RELEASE

Golden Telecom Announces 62% Increase in Revenues for 2004

62% year on year increase in revenues
48% year on year increase in EBITDA1
17% year on year increase in net income
37% year on year increase in operating income
$29 million in dividends paid
$53.7 million in cash
Long-Term Debt of $0.2 million

MOSCOW, Russia (March 10, 2005) — Golden Telecom, Inc. (“Golden Telecom” or the “Company”) (NASDAQ: “GLDN”), a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”), today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2004.

During the financial year and fourth quarter ended December 31, 2004, Golden Telecom demonstrated growth in each of its lines of business including continued growth in consolidated revenues, operating income, and net income. The Company’s consolidated revenues rose 62% to $584.0 million compared to $360.5 million in the financial year ended December 31, 2003. Compared to 2003, Golden Telecom’s net income rose 17% in 2004 to $64.8 million from $55.4 million in 2003. In the fourth quarter of 2004, consolidated revenues were $159.2 million, which was an increase of 43% from $111.3 million in the fourth quarter of 2003. Additionally, operating income in the fourth quarter of 2004 was $23.4 million, an increase of 39% from $16.8 million in the same quarter in 2003.

The table below illustrates the consolidated results for 2004 as compared to 2003:

(Amounts in millions)	2004	2003	2004
			vs. 2003
Consolidated revenues	$584.0	$360.5	62%
Operating income	$95.5	$69.7	37%
Operating margin	16%	19%	—
Income tax	$30.7	$17.4	76%
Net income	$64.8	$55.4	17%

Commenting on today’s announcement, Alexander Vinogradov, Chief Executive Officer and President of Golden Telecom, said, “We are extremely pleased with our results in 2004. It was a great year for Golden Telecom with continued growth across the board in revenues, operating income, and net income increases over last year. Despite being faced with challenges that spanned from the integration of recently acquired companies to the continued changes in the regulatory and telecommunications environment in Russia and Ukraine, we were able to remain focused on growing our various lines of business, enhancing customer service, and concluding the integration of Comincom and Combellga, our largest acquisition to date. As of December 1, 2004, the legal integration has been completed and we will continue to focus on achieving synergies from our newly combined operations.”

Mr. Vinogradov went on to add that, “Besides the increase in revenues, operating income, and net income in 2004, there were other notable achievements. In September 2004, the Company celebrated the five-year anniversary of its IPO and direct listing on the NASDAQ National Market in the United States. Also, in 2004, Golden Telecom paid its first dividend in its history to shareholders. Even after capital and operating expenditures, three acquisitions, and payment of four dividends totaling $29 million, we ended the year with a robust cash balance and only $200,000 of long-term debt. Furthermore, we are fortunate to have the addition of three experienced and skilled Senior Vice-Presidents to our management team and, as a result, feel well positioned to achieve our objectives going forward.”

Financial Performance in 2004 and Operations:

In 2004, all of our lines-of-businesses continued to benefit from strong macroeconomic factors exhibited in the markets in which we operate. Russia experienced record foreign currency inflows as a result of strong commodity prices and continuing high demand for industrial and consumer goods. In addition, Russia saw its credit rating upgraded to investment grade by Standard & Poor’s and Fitch Ratings. Moody’s maintained its investment grade rating. Ukraine continued to benefit from a strong economy as demonstrated by its robust real GDP growth of 12% in 2004, up from 9.4% in 2003.

(Amounts in
millions)	Q1 03	Q2 03	Q3 03	Q4 03	2003	Q1 04	Q2 04	Q3 04	Q4 04	2004
Business and Corporate	$39.0	$43.6	$46.7	$59.6	$188.9	$72.9	$78.9	$84.6	$88.4	$324.8
Carrier and Operator	29.8	26.8	32.9	39.0	128.5	45.7	44.7	53.4	55.1	198.9
Consumer Internet	7.1	7.2	7.2	9.3	30.8	11.1	11.4	10.9	12.1	45.5
Mobile	3.2	3.6	3.6	3.5	13.9	3.6	4.0	4.2	4.0	15.8
Corporate and Eliminations	(0.7)	(0.5)	(0.3)	(0.1)	(1.6)	(0.1)	(0.2)	(0.3)	(0.4)	(1.0)

Total Consolidated Revenues	$78.4	$80.7	$90.1	$111.3	$360.5	$133.2	$138.8	$152.8	$159.2	$584.0

In Business and Corporate Services, our largest line-of-business, year on year revenues increased to $324.8 million from $188.9 million in 2003, an increase of 72%. The total number of contracts in the Business and Corporate Services segment increased from 97,639 at year-end 2003 to 162,728 contracts at year-end 2004, an increase of 67%. Revenues increased year-on-year in our largest line of business due to the integration of Comincom and Combellga into Golden Telecom and the continuing demand for our wireline telecommunication solutions from a large number of existing and new corporate customers across the geographic markets.

In the Carrier and Operator Services line-of-business, year-on-year revenues increased to $198.9 million from $128.5 million in 2003, an increase of 55%. The increase is mainly due to higher traffic volumes from our existing customer base as we continue to expand the number of available destinations where we land our traffic. As stated previously, wholesale margins continue to trend downward as demonstrated by a decline in operating margin in this segment from 20.7% in 2003 to 14.1% in same period in 2004. Total customer contracts increased from 900 contracts at year-end 2003 to 1,618 contracts at year-end 2004, an increase of 80%.

In the Consumer Internet line-of-business, year-on-year revenues increased to $45.5 million from $30.8 million in 2003, an increase of 48%. The number of dial-up internet access subscribers grew from 363,545 at year-end 2003 to 413,351 at year-end 2004, an increase of 14%, while average monthly revenue per subscriber increased from $8.39 in 2003 to $9.03 in 2004, an increase of 8%. The growth in subscribers in this business is attributable mainly to increased demand for Internet services in Russia.

In the Mobile line-of-business in Ukraine, year-on-year revenues increased to $15.8 million from $13.9 million, an increase of 14%. The number of total active cellular subscribers grew from 40,026 at year-end 2003 to 57,490 year-end subscribers in 2004, an increase of 44%. This growth in 2004 was mostly driven by more subscribers using our prepaid calling plans.

The Company reported an increase in points of presence at year-end 2004 and the total customers and contracts in each line-of-business increased from the third quarter of 2004 as well as from the end of 2003. The following table summarizes some key Company and customer statistics:

	Three Months Ended:
	12/31/03	3/31/04	6/30/04	9/30/04	12/31/04
Access Points	165	200	200	200	220
Number of Contracts
Business and Corporate Services	97,639	103,837	141,688	148,490	162,728
Carrier and Operator Services	900	1,137	938	1,005	1,618
Dial-up Internet access subscribers[3]	363,545	404,953	385,541	376,392	413,351
Active cellular subscribers	40,026	46,669	50,975	55,760	57,490

Dividends:

In February 2005, the Board of Directors declared a first quarter dividend of $0.20 per share to shareholders of record as of March 17, 2005, and payable on March 31, 2005. With regard to cash flow and the Company’s balance sheet Senior Vice-President and Chief Financial Officer, Mr. Brian Rich, added, “Golden Telecom continues to maintain a healthy cash balance. In 2004, our cash flow from operations exceeded our property, plant, and equipment, including intangibles, cash outlays by $30.5 million. After paying $29.0 million in cash dividends throughout 2004, $15.5 million in cash on acquisitions, and spending $114.6 million on the purchase of fixed and intangible assets, the Company had cash and cash equivalents of $53.7 million as of December 31, 2004, a decrease of $11.5 million or 18% from December 31, 2003. With virtually no long-term or short-term debt and strong cash flows, Golden Telecom is in an excellent financial position, and continues to be well positioned to take advantage of the opportunities in 2005 and beyond. ”

Regulatory:

On January 1, 2004, the new law “On Telecommunications’ (the ‘New Law’), came into effect in Russia. While most of the supporting regulations to the New Law have not been enacted and implemented, there are key areas in which Golden Telecom believes it may potentially be affected relating to licenses for international long distance traffic, voice over IP traffic, and interconnect pricing. Additionally, the New Law creates a Universal Service Charge calculated as a percentage of some portion of revenue which is intended to improve telecommunication services in rural areas. Other areas in which the New Law may impact the Company relate to assignment of number capacity, public network construction, and settlement rates.

In Ukraine, the impact of the “CPP” rules (“calling party pays” rules) that were implemented in the 2003 Ukrainian Law on Telecommunications prohibiting telecommunication operators from charging their end user customers for incoming calls was fully recognized by the Company in 2004, and as a consequence, some of our product margins were lower than the margins earned in 2003 before the CPP rules were implemented. However, Golden Telecom Ukraine continued to perform well by increasing year-on-year revenues 45% to $64.5 million in 2004 from $44.5 million in 2003. Additionally, in August 2004, the State Committee on Communications established new license conditions covering such items as the re-issuance of existing fixed-

voice licenses, however, the exact impact of this legislation on our business cannot be estimated until further guidance is handed down by the State Committee.

Looking Forward:

With respect to 2005, the Company continues to see growth opportunities organically, through select acquisitions and through development of new product lines. While our research indicates the telecommunications sector growth in business segments in the Moscow and St. Petersburg markets of fixed telecommunications services will continue to grow, we believe that the bulk of our growth will come from the key regions of Rostov-on-Don, Nizhny Novgorod, Samara, Ekaterinburg, Ufa, Krasnoyarsk, Khabarovsk, and Vladivostok. Based on this expected growth in the regions, the Company has been implementing its regional strategy and will continue to do so in 2005 through increased investment in last mile, and as part of Golden Telecom’s network infrastructure development, through the continued construction of the inter-city fiber optic link being built in conjunction with VimpelCom. This fiber optic link from Moscow to Ufa through Nizhny Novgorod and Kazan is expected to be operational in the second half of 2005. To date, the line has been completed from Moscow to Noginsk, with various other segments under construction. Michal Cupa, Senior Vice-President and Chief Operating Officer, remarked, “This expansion along our heavy traffic and high cost routes will allow Golden Telecom to connect our operations in the European part of Russia to this backbone network, and in the short to medium-term, this project will reduce transmission costs. Furthermore, this line, in conjunction with our high capacity backbone from Moscow to St. Petersburg, ensures that we have thorough coverage along our highest traffic routes.”

Mr. Cupa went on to comment, “The expansion of our network infrastructure also fits within our regional expansion strategy. Golden Telecom believes that the future telecommunications growth in Russia and the CIS is within the major regional population centers, and our acquisition strategy over the past year demonstrated the Company’s commitment to expanding to those population centers. ”

With respect to capital expenditure levels in 2005, the Company expects that these expenditures, as a percentage of revenues, will remain consistent with 2003 and 2004 expenditures.

Earnings Conference Call:

Additional financial information regarding Golden Telecom appears in Attachments A through E. The Company’s management will discuss its fourth quarter and full year results during a conference call on March 10, 2005 at 5:00 pm Moscow time (9:00 am Eastern Standard Time in the US). For US Callers, please call +1 (800) 288-8975, for International Callers, please call +1(612) 332-0932. No access code is needed to call-in for the conference call. Additionally, the call may be accessed via a live webcast at the following URL address http://www.goldentelecom.com/webcast_en. The conference call replay webcast will be available through from March 11, 2005 until March 17, 2005.

About Golden Telecom (www.goldentelecom.com):

Golden Telecom, Inc., (NASDAQ: “GLDN”) is a leading facilities-based provider of integrated telecommunications and Internet services in major population centers throughout Russia and other countries of the Commonwealth of Independent States (“CIS”) . The Company offers voice, data and Internet services to corporations, operators and consumers using its metropolitan overlay network in major cities including Moscow, Kiev, St. Petersburg, Nizhny Novgorod, Samara, Kaliningrad, Krasnoyarsk, Almaty, and Tashkent, and via intercity fiber optic and satellite-based networks, including approximately 220 combined access points in Russia and other countries of the CIS. The Company offers mobile services in Kiev and Odessa.

Statements made in this press release are forward looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements include those on the impact of the New Law, future growth opportunities, our future strategy including capital expenditures, the expansion of the telecommunications market in Russia and the CIS, and the operation of our fiber optic link. It is important to note that such statements involve risks and uncertainties, which may cause outcomes to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the possibility that competition may restrict our revenue growth, that the New Law and supporting regulations will be implemented in a manner detrimental to us, that macroeconomic and political factors may restrict growth in our operating markets, the possibility that our margins may weaken in the face of competition or adverse regulatory events, and the possibility that we are not able to close transactions as we expect. Additional information concerning factors that could cause results to differ materially from those in the forward looking statements is contained in the Company’s filings with the U.S. Securities and Exchange Commission including the Company’s quarterly reports on Form 10-Q, current reports on Form 8-K filed during 2004 and 2005, and the Company’s annual report on Form 10-K for the year ended December 31, 2003.

For additional information please contact:

Public relations:
Anna Chin Go Pin
e-mail: achin@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9332

Investor Relations:
Ranjit Singh
e-mail: ir@gldn.net
tel.: +7-501-797-9300
fax: +7-501-797-9331

www.goldentelecom.com

ATTACHMENT A

Golden Telecom, Inc.
Condensed, Consolidated Statements of Operations
(Amounts in millions of US$, except per share data)

	Three Months Ended:		Twelve Months Ended:
	12/31/03	12/31/04	12/31/03	12/31/04
	(unaudited)	(unaudited)	(audited)	(unaudited)
Revenues	$111.3	$159.2	$360.5	$584.0
Operating costs and expenses:
Access and network services (excluding depreciation and amortization)	59.5	84.1	181.1	300.6
Selling, general and administrative (excluding depreciation and amortization)	21.8	31.9	64.4	112.9
Depreciation and amortization	13.2	19.8	45.3	75.0

Operating Income	16.8	23.4	69.7	95.5
Other income (expense):
Equity in earnings of ventures	4.7	—	4.7	0.3
Foreign currency gain (loss)	(0.2)	1.4	(0.2)	0.7
Interest income (expense), net	—	0.2	(0.9)	0.5

Total other income (expense)	4.5	1.6	3.6	1.5
Income before income taxes and minority interest	21.3	25.0	73.3	97.0
Minority interest	(0.2)	(0.7)	(0.5)	(1.5)
Income taxes	2.9	7.2	17.4	30.7

Net Income	$18.2	$17.1	$55.4	$64.8

Basic earnings per share of common stock:
Basic earnings per share	$0.59	$0.47	$1.95	$1.79

Weighted average common shares — basic	31.1	36.3	28.5	36.2

Diluted earnings per share of common stock:

Diluted earnings per share	$0.58	$0.47	$1.90	$1.77

Weighted average common shares — diluted	31.6	36.6	29.1	36.6

— MORE —

ATTACHMENT B

Golden Telecom Inc.
Condensed, Consolidated Balance Sheets
(Amounts in millions of US$)

	12/31/03	12/31/04
	(audited)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$65.2	$53.7
Accounts receivable, net	74.0	89.2
VAT receivable	14.8	19.0
Prepaid expenses and other assets	34.2	38.4

Total current assets	188.2	200.3
Property and equipment, net	283.1	347.9
Goodwill	144.0	146.3
Intangible assets, net	104.8	101.3
Restricted cash and other assets	9.1	10.0

TOTAL ASSETS	$729.2	$805.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$65.8	$81.5
VAT payable	10.2	14.2
Debt maturing within one year and current capital lease obligations	4.0	2.3
Other current liabilities	17.9	18.5

Total current liabilities	97.9	116.5
Long-term debt and capital lease obligations	4.0	1.7
Other liabilities	40.3	49.4

TOTAL LIABILITIES	142.2	167.6
Minority interest	2.7	11.8
SHAREHOLDERS’ EQUITY
Common stock	0.4	0.4
Additional paid-in capital	663.4	669.7
Accumulated deficit	(79.5)	(43.7)

TOTAL SHAREHOLDERS’ EQUITY	584.3	626.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$729.2	$805.8

— MORE —

ATTACHMENT C

Golden Telecom Inc.
Condensed, Consolidated Statements of Cash Flows
(Amounts in millions of US$)

	Twelve Months Ended:
	12/31/03	12/31/04
	(audited)	(unaudited)
NET CASH FLOW PROVIDED BY OPERATING ACTIVITIES	$87.0	$145.1
INVESTING ACTIVITIES
Purchase of property, equipment and intangible assets	(63.7)	(114.6)
Acquisitions, net of cash acquired	(12.3)	(15.5)
Restricted cash	0.5	--
Dividends received from affiliated company	4.8	0.1
Other investing	2.7	1.7

NET CASH USED IN INVESTING ACTIVITIES	(68.0)	(128.3)
FINANCING ACTIVITIES
Cash dividends paid	—	(29.0)
Repayments of debt	(35.1)	(1.0)
Net proceeds from exercise of employee stock options	23.7	4.9
Other financing	(1.9)	(3.4)

NET CASH USED IN FINANCING ACTIVITIES	(13.3)	(28.5)
Effects of exchange rate changes on cash and cash equivalents	(0.1)	0.2

Net increase (decrease) in cash and cash equivalents	5.6	(11.5)
Cash and cash equivalents at beginning of period	59.6	65.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$65.2	$53.7

— MORE —

ATTACHMENT D

Golden Telecom, Inc.
Line-of-Business Statistics (unaudited)
(Amounts in millions)

The following table presents our consolidated segment information for the last five quarters.

Revenue	12/31/03	3/31/04	6/30/04	9/30/04	12/31/04
Business and Corporate	$59.6	$72.9	$78.9	$84.6	$88.4
Carrier and Operator	39.0	45.7	44.7	53.4	55.1
Consumer Internet	9.3	11.1	11.4	10.9	12.1
Mobile	3.5	3.6	4.0	4.2	4.0
Corporate and Eliminations	(0.1)	(0.1)	(0.2)	(0.3)	(0.4)

Total Consolidated Revenue	$111.3	$133.2	$138.8	$152.8	$159.2

Operating income
Business and Corporate	$10.9	$16.4	$18.7	$19.6	$17.6
Carrier and Operator	7.2	6.1	7.7	7.0	7.4
Consumer Internet	(0.5)	1.0	0.6	0.5	0.1
Mobile	1.0	0.8	1.2	1.3	1.4
Corporate and Eliminations	(1.8)	(3.2)	(3.0)	(2.6)	(3.1)

Total Consolidated Operating Income	$16.8	$21.1	$25.2	$25.8	$23.4

Operating Margin %	15.1%	15.8%	18.2%	16.9%	14.7%
Business and Corporate	18.3%	22.5%	23.7%	23.2%	19.9%
Carrier and Operator	18.5%	13.3%	17.2%	13.1%	13.4%
Consumer Internet	-5.4%	9.0%	5.3%	4.6%	0.8%
Mobile	28.6%	22.2%	30.0%	31.0%	35.0%

— MORE —

ATTACHMENT E

Reconciliation of consolidated EBITDA1 to consolidated net income (unaudited)
(Amounts in millions)

	Three Months Ended:		Twelve Months Ended:
	12/31/03	12/31/04	12/31/03	12/31/04
EBITDA[1]	30.0	43.2	115.0	170.5
Depreciation and amortization	13.2	19.8	45.3	75.0

Operating Income	16.8	23.4	69.7	95.5
Other income (expense):
Equity in earnings (losses) of ventures	4.7	—	4.7	0.3
Foreign currency gain (loss)	(0.2)	1.4	(0.2)	0.7
Interest income (expense), net	—	0.2	(0.9)	0.5
Total other income (expense)	4.5	1.6	3.6	1.5
Income before income taxes and minority interest	21.3	25.0	73.3	97.0
Minority interest	(0.2)	(0.7)	(0.5)	(1.5)
Income taxes	2.9	7.2	17.4	30.7

Net Income	$18.2	$17.1	$55.4	$64.8

Notes to data for Golden Telecom:

1.	EBITDA is defined as operating income plus depreciation and amortization. This measure is not defined by generally accepted accounting principles (GAAP) and is a measure of a company performance commonly used in the telecommunications industry, but should not be construed as an alternative to operating income/(loss) determined in accordance with GAAP as an indicator of operating performance or as an alternative to cash from operating activities determined in accordance with GAAP as a measure of liquidity. A reconciliation of EBITDA to net income is included in this press release.

2.	MCT Corp. is not included in the operating data shown.

3.	Dial-up Internet subscribers is the number of users (or logins) who have logged on to the system during the month in question, regardless of whether they are enabled or disabled at month end. It specifically excludes “on-trial” users, free users and internal users.